Exhibit 16.1

December 15, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We have read Genenta Science S.p.A.’s Form 6-K dated December 15, 2022, and we agree with the statements, insofar as they relate to our firm. With respect to all other matters, we have no basis to agree or disagree with the statements made by the registrant.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.

San Diego, CA